Exhibit 15.1

September 20, 2024

Stockholders and Board of Directors

Hornbeck Offshore Services, Inc.

We are aware of the inclusion in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-275939) of Hornbeck Offshore Services, Inc. for the registration of its common stock of our report dated August 14, 2024 relating to the unaudited consolidated interim financial statements of Hornbeck Offshore Services, Inc. as of June 30, 2024 and for the three-month and six-month periods ended June 30, 2024 and 2023, that are included in its Form S-1.

/s/ Ernst & Young LLP

New Orleans, Louisiana